UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2011

UNDER ARMOUR, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-33202	52-1990078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Hull Street, Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 454-6428

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 29, 2011, Under Armour, Inc. (the “Company”) entered into a Credit Agreement among PNC Bank, National Association, as Administrative Agent, SunTrust Bank, as Syndication Agent, Bank of America, as Documentation Agent, certain lenders thereunder, and the Company and certain of its domestic subsidiaries (the “Credit Agreement”). The Credit Agreement includes a total loan commitment of $325,000,000, comprised of a revolving credit facility commitment of $300,000,000 and a term loan commitment of $25,000,000. The Credit Agreement replaces the Company’s existing $200,000,000 revolving credit facility (see Item 1.02 below) and has a term of four years.

The Company anticipates using a term loan of up to $25,000,000 to finance a portion of the purchase price for the previously announced acquisition by the Company of part of the office complex at the Company’s corporate headquarters. The term loan commitment expires May 29, 2011. Subject to certain conditions, the acquisition is expected to close by that date.

The $300,000,000 revolving credit commitment amount under the credit facility may be increased to up to $350,000,000, subject to certain conditions and approvals as set forth in the Credit Agreement. The facility may be used for working capital and general corporate purposes and is collateralized by substantially all of the assets of the Company and certain of its domestic subsidiaries (other than their trademarks and the corporate office complex that the Company expects to purchase) and by a pledge of 65% of the equity interests of certain of the Company’s foreign subsidiaries. Up to $5,000,000 of the facility may be used to support letters of credit.

The Company is required to maintain a certain leverage ratio and interest coverage ratio as set forth in the Credit Agreement. The Credit Agreement also provides the lenders with the ability to reduce the borrowing base, even if the Company is in compliance with all conditions of the Credit Agreement, upon a material adverse change to the business, properties, assets, financial condition or results of operations of the Company.

The credit facility bears interest based on the daily balance outstanding at LIBOR (with no rate floor) plus an applicable margin (varying from 1.25% to 1.75%) or, in certain cases a base rate (based on PNC’s Prime Rate or as otherwise specified in the Credit Agreement, with no rate floor) plus an applicable margin (varying from 0.25% to 0.75%). The credit facility also carries a commitment fee equal to the available but unused borrowings multiplied by an applicable margin (varying from 0.25% to 0.35%). The applicable margins are calculated quarterly and vary based on the Company’s leverage ratio as set forth in the Credit Agreement.

The Credit Agreement contains a number of restrictions that limit the Company’s ability, among other things, and subject to certain limited exceptions, to incur additional indebtedness, pledge its assets as security, guaranty obligations of third parties, make investments, undergo a merger or consolidation, dispose of assets, or materially change its line of business. In addition, the Credit Agreement includes a cross default provision whereby an event of default under other debt obligations, as defined in the Credit Agreement, will be considered an event of default under the Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

On March 29, 2011, Under Armour, Inc. (the “Company”) terminated its existing $200,000,000 revolving credit facility and entered into a new $325,000,000 credit facility (see Item 1.01 above). The existing credit facility was under the Credit Agreement dated January 28, 2009, as amended, among PNC Bank, National Association, as Administrative Agent, SunTrust Bank, as Syndication Agent, Compass Bank, as Documentation Agent, certain lenders thereunder, and the Company and its domestic subsidiaries. For a description of the material terms and conditions of this credit facility, see the “Revolving Credit Facility” section under Note 6 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which section is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

Date: April 4, 2011	By:	/s/ BRAD DICKERSON
Brad Dickerson
Chief Financial Officer